Exhibit 10.8
Financial Industry Regulatory Authority

May 15, 2012

Mr. Phil Pendergraft
Penson Financial Services, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, TX 75201

Dear Mr. Pendergraft:
We have received your letter dated May 15, 2012 regarding a request to reduce net capital via an intercompany loan by Pension Financial Services Inc. ("PFSI") to Penson Worldwide Inc. ("PWI"). Further, PFSI will execute a pledge agreement with PWI whereby PWI will secure this advance with taxable municipal bonds which you represent have a market value of $25 million and are free of lien.
As you know, FINRA has been concerned about PFSI's liquidity for some time now. As a result, and after numerous attempts by PFSI management to find solutions, FINRA directed PFSI to reduce its business via letters dated November 29, 2011, December 1, 2011 and March 29, 2012 and pursuant to FINRA Rule 4120. These restrictions were implemented in order to reduce the strain on liquidity or until additional liquidity could be raised.
PFSI's efforts have not produced a permanent solution to the firm's liquidity problems as evidenced by the ongoing spiral condition experienced in the firm's 15c3-3 calculation. In fact, last week PFSI was required to seek permission to withdraw cash from its 15c3-3 reserve bank account without the benefit of a calculation in order to allow PFSI to pay down approximately $600 million of excess financing. This step was permitted in anticipation of a potential sale of the firm's assets, which to date has not yet occurred.
You have represented that the loan of $5.5 million from the broker-dealer will be used to pay interest on outstanding debt of the firm's parent, PWI, of which $2.75 million will be sourced from a withdrawal of excess residual interest in PFSI's Part 30.7 Secured Funds computation (resulting in a remaining excess residual interest of at least $2 million), and the balance from a withdrawal of excess in the securities special reserve bank account. You have also indicated that this payment is in the interest of customer safety and soundness because a default by the parent may cause PFSI lenders to cease banking activities for PFSI, which would cause PFSI not to be able to operate.
FINRA, in consultation with the SEC and commodity regulators, hereby grants permission to PFSI to enter into the $5.5 million intercompany loan described above. Should PWI and PFSI fail to reach final agreement with Cantor Fitzgerald for the sale of clearing assets and transfer of customer accounts being effected this week, you

Mr. Phil Pendergraft
May 15, 2012

have agreed to seek other potential purchasers for the securities and futures businesses independently and complete the transfer of accounts by May 29, 2012. In the event that a transaction cannot be completed by such date, PFSI will notify correspondents that they have 90 days from May 29 to find a new clearing broker-dealer for the securities accounts and that only liquidating orders will be accepted on the 91st day if transfer has not been completed.
Sincerely,

/s/ William J. Wollman

cc:    Gary Barnett, CFTC
Robert Cook, SEC
Norm Champ, SEC
Kim Taylor, CME